Exhibit 99


                SHONEY'S, INC. AMENDS RIGHTS AGREEMENT


     Nashville, TN, Aug. 8 /PRNewswire/ --
     Shoney's, Inc. (OTC Bulletin Board: SHOY) announced today that it has approved an amendment to its Rights Agreement to adjust from $60.00 to $20.00 the price at which holders of Rights may purchase common stock of the company issuable upon exercise of one whole Right. The amendment will become effective as to all holders of the company's common stock of record as of August 20, 2001. Shoney's also announced that Registrar and Transfer Company has replaced Harris Trust and Savings Bank as Rights Agent.

     A letter to shareholders regarding the amendment and a summary of certain terms of the Rights Agreement will be mailed to shareholders.

     Shoney's, Inc. is headquartered in Nashville, Tennessee. As of May 13, 2001, Shoney's, Inc. owned, operated and franchised 998 restaurants in 27 states, including 590 Company-owned and 408 franchised restaurants, under the names Shoney's Restaurants and Captain D's Seafood Restaurants. Shoney's, Inc. is traded on the OTC Bulletin Board under the symbol "SHOY.OB."